      As Filed With the Securities and Exchange Commission on May 19, 1999


                                                      Registration No. 333-73009


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                                ---------------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              NEOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                          93-0979187
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                 157 Technology Drive, Irvine, California 92618
                                 (949) 788-6700
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                ---------------

          Alvin J. Glasky, Ph.D., President and Chief Executive Officer
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)


                                   Copies to:
                             C. Craig Carlson, Esq.
                              Robert E. Rich, Esq.
           Stradling Yocca Carlson & Rauth, a Professional Corporation
      660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

        Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                           Subject to Completion
                                                                   May ___, 1999


        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             UP TO 800,569 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK


        Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On May 17, 1999, the closing price of our common stock was $12.00.


        These shares of common stock are being sold by the holders of certain of our securities, which holders are listed under the heading "Selling Stockholders." The selling stockholders previously received the shares from us or will receive the shares from us by converting previously issued preferred stock or by exercising previously issued common stock purchase warrants. We will not receive any of the proceeds from the sales of the shares by the selling stockholders.


        Although this prospectus covers up to 800,569 shares, only 427,035 shares of common stock are being offered by the selling stockholders as of the date of this prospectus. This number includes 352,035 shares that are issuable upon conversion of the Series A Preferred Stock based on the conversion price which would have been applicable to a conversion on May 18, 1999 without giving effect to the fixed initial conversion price of $13.06 per share, and 75,000 shares that are issuable upon exercise of warrants held by the selling stockholders. After May 29, 1999, the conversion price of the Series A Preferred Stock is subject to adjustment based on the trading price of the common stock during the thirty days prior to conversion. The actual number of shares of common stock which the selling stockholders will receive upon conversion of the Series A Preferred Stock could be materially more than 352,035 depending upon the future market price of our common stock as of the date the selling stockholders choose to convert their shares of Series A Preferred Stock.


        Investing in our common stock involves many risks. See "Risk Factors" beginning on page 4.


                                   -----------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.


                                   -----------



                  The date of this prospectus is May ___, 1999.

                                TABLE OF CONTENTS


                                                                    Page
                                                                    ----
     Where You Can Find More Information...........................   2
     About NeoTherapeutics, Inc....................................   3
     Risk Factors..................................................   4
     Forward-Looking Statements....................................  13
     Issuance of Common Stock to Selling Stockholders..............  14
     Use of Proceeds...............................................  14
     Selling Stockholders..........................................  15
     Plan of Distribution..........................................  16
     Legal Matters.................................................  17
     Experts.......................................................  17
     Limitation of Liability and Disclosure of Commission
        Position on Indemnification For Securities Act
        Liabilities................................................  17

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.


        Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        Our definitive Proxy Statement filed pursuant to Section 14 of the Exchange Act in connection with our 1999 Annual Meeting of Stockholders;

        Our Current Reports on Form 8-K filed January 28, 1999 and February 9, 1999;

        Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

        The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.


        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700


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

        You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

        This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-73009). More information about the shares sold by the selling stockholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

                              ABOUT NEOTHERAPEUTICS


        NeoTherapeutics, Inc. is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injuries, stroke, Parkinson's disease, migraine, depression and obesity. Our initial product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium) and other compounds under development are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that our AIT-082 compound appears to selectively increase the production in animals of certain neurotrophic factors, a type of large protein, in the areas of the brain implicated in memory and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Neotrofin(TM) (AIT-082) has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and maturation of the central nervous system.


        NeoTherapeutics, Inc. was incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. All references to "we," "our" or "NeoTherapeutics" refer to NeoTherapeutics, Inc. and its subsidiaries. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700.

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose a part or all of your investment.


WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE A HISTORY OF OPERATING LOSSES; WE EXPECT CONTINUED LOSSES

        We are considered a development stage company because we have not yet generated revenues from sales. From our inception in 1987 through March 31, 1999, we have incurred cumulative losses of approximately $28.2 million, almost all of which consisted of research and development and general and administrative expenses. We expect our operating losses to increase in the future as we expand our clinical trials and increase our research and development activities. It is possible that we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on:

        o   the time and expense necessary to develop our proposed products;

        o whether we can obtain, or how quickly we can obtain, regulatory approvals for such products; and

        o   our success in bringing these products to market.

WE ARE IN THE EARLY STAGE OF PRODUCT DEVELOPMENT AND FACE A RISK OF FAILURE

        Our proposed products are in an early stage of development. They will require additional research and development, clinical testing and regulatory clearances. We do not currently sell any products and do not expect to have any products commercially available for at least two years. Our proposed products are subject to the risks of failure inherent in the development of pharmaceutical products based on innovative technologies. Some of these risks are that a proposed product:

        o   could be found to be ineffective or toxic;

        o   may fail to receive necessary regulatory clearances;

        o   will be uneconomical to manufacture or market;

        o   may not be sold because of patent or other rights of third parties;
            or

        o becomes unmarketable because a third party introduces an equivalent or superior product.

        As a result, we are unable to predict whether our research and development activities will result in any commercially viable products or applications. Disorders of the central nervous system, our primary area of therapeutic focus, are not thoroughly understood by the scientific



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


and medical community and are the subject of continuing research. We cannot be certain that our proposed products will prove to be safe or effective in treating such disorders or any other diseases. In our industry, the majority of compounds fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully.

WE WILL NEED ADDITIONAL FUNDING AND OUR ACCESS TO CAPITAL IS UNCERTAIN

        We will require substantial additional capital to further develop our proposed products and to commercialize any products that are developed. Our capital requirements will depend on many factors, including:

        o      the progress of our research and development program;

        o      the progress of preclinical and clinical testing;

        o      the time and cost involved in obtaining regulatory approvals;

        o the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

        o      competing technological and market developments; and

        o our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

        On March 27, 1998, we entered into a Private Equity Line of Credit Agreement with a private investor. Under the private equity line agreement we may sell shares of our common stock to the investor at a price equal to 88% of the market price of the common stock at the time of such sales, subject to certain limitations contain in the private equity line agreement.

        We believe that our existing cash and capital resources, including the proceeds from any future sales of our common stock under the private equity line agreement, will allow us to satisfy our current and projected funding requirements for at least the next 12 months. Thereafter, we may require substantial additional capital. Moreover, we could require additional capital sooner if we experience unanticipated cash requirements during the next 12 months.

        We may seek such additional funding through public or private financing or collaborative or other arrangements with third parties. We cannot be certain that additional funds will be available on acceptable terms, if at all. Any future equity financing will decrease the percentage ownership of existing stockholders and may, depending on the price at which we are able to sell the equity securities, result in substantial economic dilution to our existing stockholders. Alternatively, we may obtain funds by entering into arrangements with third parties. These arrangements may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish.

        If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs. Any failure to obtain adequate funding, or any unfavorable arrangement regarding our products or technology, would limit our ability to develop or commercialize our products and could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

        Except with respect to our Neotrofin(TM) compound, we currently do not intend to conduct later-stage human clinical trials ourselves or to manufacture any of our proposed products for commercial sale nor do we have the resources necessary to do so. We intend to seek larger pharmaceutical companies as partners to conduct such activities.

        In connection with our efforts to secure corporate partners, we will seek to retain certain co-marketing rights to certain of our proposed products, so that we may promote such products to selected medical specialists while our corporate partner promotes these products to the medical market generally. We cannot guarantee that we will be able to enter into any such partnering arrangements on this or any other basis. In addition, we cannot guarantee that we or our potential corporate partners can successfully introduce our proposed products or that such proposed products will achieve acceptance by patients, health care providers and insurance companies. Further, it is possible that we may not be able to manufacture and market our proposed products at prices that would permit us to make a profit.

WE FACE RISKS AND UNCERTAINTIES ASSOCIATED WITH CONDUCTING CLINICAL TRIALS

        Extensive and costly clinical testing will be necessary to assess the safety and efficacy of our potential products. The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

        o      the nature of the clinical trial protocols;

        o      existence of competing protocols;

        o      size of the patient population;

        o      proximity of patients to clinical sites; and

        o      eligibility criteria for the study.

        Delays in patient enrollment will increase costs and delay the introduction of our potential products, thereby harming our business and financial condition.

        Many pharmaceutical companies are conducting research into Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition could delay completion of clinical trials and/or result in increased costs.

        Even if we successfully enroll patients in our clinical trials, we cannot guarantee they will respond to our potential products. We think it is prudent to expect setbacks. If we do not comply with the U.S. Food and Drug Administration regulations applicable to such testing, our clinical trials could be delayed, suspended or cancelled, or the FDA might not accept the results of such testing. The FDA may suspend clinical trials at any time if it concludes that the subjects participating in such trials are being exposed to unacceptable health risks. Further, there can be no assurance that human clinical testing will show any current or future product candidate to be safe and effective or that data derived therefrom will be suitable for submission to the FDA.

OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY HAVE DIFFICULTY MANAGING OUR GROWTH

        We cannot guarantee that we will be able to develop manufacturing or marketing capabilities successfully, either on our own or through third parties, or that we will be able to manage the expansion of our operations successfully. To date, we have engaged exclusively in the development of pharmaceutical technology and


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


products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.

        We cannot be certain that we will be able to successfully engage in any of these activities with respect to any products which we attempt to commercialize. If we decide to establish a commercial-scale manufacturing facility for our lead product candidate Neotrofin(TM), we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. This growth may strain our management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:

        o broaden our management team and to attract, hire and retain skilled employees;

        o implement and improve our operational, management information and financial control systems;

        o      expand, train and manage our employee base; and

        o      develop additional expertise among existing management personnel.

WE NEED TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION TO OBTAIN PRODUCT APPROVALS

        Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of our proposed products and our ongoing research and development activities. The U.S. Food and Drug Administration and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be commercially available, if at all.

        Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, we cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

        If we are delayed or fail to obtain such approvals, our business and results of operations would be damaged. If we fail to comply with regulatory requirements we could be subject to regulatory or judicial enforcement actions. These actions could result in:

        o      product recalls or seizures;

        o      injunctions;

        o      civil penalties;

        o      criminal prosecution;

        o refusals to approve new products and withdrawal of existing approvals; and

        o      enhanced exposure to product liabilities.


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


        If we sell our products outside the United States, we will be subject to regulatory requirements governing such sales. These requirements vary widely from country to country and could delay introduction of our products in those countries.

UNCERTAINTY REGARDING PRICING OF, AND REIMBURSEMENT FOR, PHARMACEUTICALS

        Our commercial success will depend heavily on the extent to which third party payors, including government authorities (such as Medicare), managed care providers and private health insurers will reimburse users for the costs of our products and any related treatments. If those who buy or use our products are not adequately reimbursed, they may forego or reduce such use.

        Governmental authorities and private third-party payors are engaged in ongoing efforts to contain or reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and will continue to place pressure on pharmaceutical prices, and may reduce the prices we can charge for our potential products. In many major foreign markets, pricing approval is required before sales can commence and prices are often set by governmental authorities. These private and public price controls are subject to change at unpredictable times. Market acceptance of our potential products will be curtailed severely if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payors. This includes developments in countries where any of our potential collaborative partners operate.

WE DEPEND ON KEY PERSONNEL

        Our success depends upon the contributions of our key management and scientific personnel. If we lose the services of any such personnel we could be delayed in or precluded from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer, in the face amount of $2 million, the loss of Dr. Glasky's services could substantially damage our business. We will need substantial additional expertise in such areas as finance and marketing, among others, in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

WE FACE UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

        We actively pursue patent protection for our proprietary products and technologies. We hold three U.S. patents and currently have five U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We could be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise to protect our patent rights.

        We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent proprietary information or gain access to our trade secrets.


        We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.


        Others could assert claims against us based on their patents. Such claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing



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


and marketing of the product at issue. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any such patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of such litigation.

WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE

        Competition in the pharmaceuticals market is intense. Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. To date, only one product, donepezil (Aricept(R), Pfizer, Inc.), is being actively marketed for the treatment of Alzheimer's disease. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. These competitors may develop pharmaceutical products that are more effective or less costly than any products which we may develop.


        Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proposed products, competition will likely depend primarily on the effectiveness of the particular product and the number, gravity and severity of its unwanted side effects as compared to alternative products or treatments.


        We compete in an industry which is characterized by extensive research and development efforts and rapid technological progress. Although we believe that our proprietary technology may give us a competitive advantage with respect to our proposed products, new developments are expected to continue and it is possible that discoveries by others will render our potential products noncompetitive. Our competitive position also depends on our ability to:

        o      attract and retain qualified scientific and other personnel;

        o      develop effective proprietary products;

        o      implement development and marketing plans;

        o      obtain patent protection; and

        o      secure adequate capital resources.

        We may fail to achieve one more of these goals.

THERE ARE RISKS ASSOCIATED WITH THE VARIABLE CONVERSION RATE OF OUR SERIES A PREFERRED STOCK

        As of May 17, 1999, a total of 400 shares of our Series A Preferred Stock were outstanding. Each share of Series A Preferred Stock has a stated value of $10,000 and is convertible into shares of our common stock at the option of the holder of such shares. The conversion price is fixed at $13.06 per share until May 29, 1999. After May 29, 1999, the conversion price of our Series A Preferred Stock will be equal to the lesser of $13.06 per share of common stock or 101% of the average of the 10 lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. A decrease in the price of our common stock below the $13.06 maximum conversion price could result in the Series A Preferred Stock being convertible into more shares of common stock. Increased sales volume of our common stock could put downward pressure on the market price of



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


the shares. This fact could encourage holders of Series A Preferred Stock to sell short our common stock prior to conversion of the Series A Preferred Stock, thereby potentially causing the market price to decline. The selling stockholders could then convert their Series A Preferred Stock and use the shares of common stock received upon conversion to cover their short position. The selling stockholders could thereby profit by the decline in the market price of the common stock caused by their short selling.

OUR COMMON STOCK COULD BE DELISTED FROM NASDAQ'S NATIONAL MARKET

        Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.

        Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules would apply to our Series A Preferred Stock because such stock is convertible into common stock at a conversion price based on a future price of our common stock. Nasdaq's concerns regarding our Series A Preferred Stock include the following:

        Shareholders Must Approve Significant Issuances Of Listed Securities At A Discount To Market Or Book Value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. We did not obtain stockholder consent prior to issuing our Series A Preferred Stock. However, the Series A Preferred Stock Certificate of Designation requires that we receive stockholder approval before issuing 20% or more of our outstanding shares of common stock at a discount to the market price prevailing at the time of the issuance of the Series A Preferred Stock. Such issuances would occur upon conversion of the Series A Preferred Stock. If we do not receive such stockholder approval and 20% or more of the outstanding shares would otherwise be issuable upon a conversion at a discount to the price at the time of issuance of the Series A Preferred Stock, the converting holder may require us to:

        o    seek stockholder approval;

        o convert the excess shares of Series A Preferred Stock into common stock at the closing sales price on the date the purchase of the Series A Preferred Stock was consummated and tender cash in an amount calculated to give the selling stockholders the economic equivalent of the unissuable shares; or

        o redeem the unconvertible shares of Series A Preferred Stock pursuant to the redemption provisions of the Certificate of Designation.

        Disproportionate Voting Rights Of Securities. The holders of our Series A Preferred Stock are not entitled to vote such stock except as required by applicable law. However, without the consent of the holders of the Series A Preferred Stock then outstanding we may not:

         o alter or adversely change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation;

         o authorize or create any class of stock ranking senior to or on par with the Series A Preferred Stock with respect to dividends or distribution of assets upon a liquidation;

         o amend our certificate of incorporation or other charter documents so as to affect adversely any rights of the holders of the Series A Preferred Stock;

         o increase the authorized number of shares of Series A Preferred Stock; or

         o   enter into any agreement with respect to any of these matters.

        Public Interest Concerns. Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

        We believe that issuing our Series A Preferred Stock did not violate any rule governing companies listed on the Nasdaq National Market. However, we cannot be certain that Nasdaq National Market representatives will interpret the rules regarding future priced securities in the same manner we have. Furthermore, certain requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that our common stock might be delisted from the Nasdaq National Market.

        If our common stock is delisted, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock.

        If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

        In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. In either case, the market liquidity of our common stock would decline.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK


        As of March 16, 1999, security holders held options and warrants which, if exercised, would obligate us to issue 4,206,332 shares of common stock. Substantially all of such shares, when issued upon exercise, will be available for immediate resale in the public market. In addition, under our existing Equity Line Agreement we are permitted, as of March 31, 1999, to issue up to an additional $10.50 million of our common stock during the remainder of its term. The shares of common stock issuable upon conversion of the Series A Preferred Stock and those which the Company may sell under our Equity Line Agreement will be available for immediate resale in the public market. The market price of our common stock could drop because of such resales.


FUTURE EQUITY ISSUANCES MAY DILUTE OUR CURRENT STOCKHOLDERS

        If we issue equity securities, such issuances may have a dilutive impact on our other stockholders. Additionally, such issuances would cause our net income (loss) per share to decrease in future periods. As a result, the market price of our common stock could drop. In addition, if we issue common stock under our private equity line agreement, it will be issued at a discount to its then-prevailing market price. These discounted sales could cause the market price of our common stock to drop.

THERE IS A RISK OF PRODUCT LIABILITY CLAIMS

        Although we currently carry product liability insurance, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms, or at all, for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business and results of operations.

WE USE HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS

        Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

OUR STOCK PRICE IS VOLATILE

        The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include:

        o      fluctuations in our results of operations;

        o timing and announcements of the results of our clinical trials, our technological innovations or new products, or those of our competitors;

        o      FDA and foreign regulatory actions;

        o      developments with respect to patents and proprietary rights;

        o public concern as to the safety of products developed by us or others;

        o changes in health care policy in the United States and in foreign countries;

        o changes in stock market analyst recommendations regarding our common stock;

        o failure of our results of operations to meet the expectations of stock market analysts and investors;

        o increases in the number of outstanding shares of our common stock resulting from sales of new shares, the conversion of shares of our Series A Preferred Stock, or the exercise of warrants or stock options;

        o changes in investors' perception of the pharmaceutical industry generally; and

        o      general stock market conditions.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK

        Our directors and executive officers beneficially owned approximately 27.1% of our outstanding common stock as of April 17, 1999. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may discourage or prevent someone from acquiring our business.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS MAY DISCOURAGE MERGERS AND OTHER TRANSACTIONS


        Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.


WE HAVE NEVER PAID DIVIDENDS

        We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

OUR BUSINESS COULD BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES

        The Year 2000 issue in computers arises from the common industry practice of using two digits to represent a date in computer software code and databases to enhance both processing time and save storage space. Therefore, when dates in the year 2000 and beyond are indicated and computer programs read the date "00", the computer may default to the year "1900" rather than the correct "2000". This could result in incorrect calculations, faulty data and computer shutdowns, which would cause disruptions of operations. In addition, the year 2000 is a leap year and systems need to recognize it as such.

        We have completed an inventory and risk assessment of our internal information technology system applications (including voice and data systems), our internal non-information technology facilities systems (including embedded software in environmental controls, security systems, fire protection systems, elevators and public utility connections for gas, electric and telephone systems), and embedded and external software contained in laboratory and other equipment that we believe could be adversely affected by the Year 2000 issue. We believe that our internal systems are, at the present time, substantially compliant based upon internal systems tests, currently available information and reasonable assurance by our equipment and software vendors. The cost to remediate Year 2000 issues with regard to these systems is not material.

        In June of 1998, we began sending questionnaires to and/or contacting our outside vendors regarding their state of readiness with respect to identifying and remediating their Year 2000 issues. We have completed our risk assessment of our outside vendors and are currently reviewing their compliance. We cannot be certain that our vendors will adequately address their Year 2000 issues. Furthermore, we can not determine that third parties upon which our vendors depend will accomplish adequate remediation of their Year 2000 issues. Except for our public utility service vendors, who have indicated that they expect to be in compliance by mid-1999, we believe that, with respect to the computer systems of our major outside vendors, should a Year 2000 issue exist whereby a vendor was unable to address our needs, alternative vendors have been identified and are readily available that could furnish us with the same or similar supplies or services that we presently receive from these vendors without undue cost or expense.

        Based on currently available information, we believe that the impact of the Year 2000 issue, as it relates to our internal operations, information systems and software applications will not be material. In the event we fail to successfully resolve our Year 2000 issues with respect to our internal systems in a timely manner, we believe that, while such events would be disruptive to our operations in the short term, such circumstances would not have a material adverse effect on our business, financial condition and results of operations over the long term. However, failure of the major third parties, in particular the financial institutions with which we have significant banking and investment management relationships and our third party manufacturers, to be Year 2000 compliant could have a material adverse effect on our business, financial condition and results of operations or business prospects.


                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On January 29, 1999 we entered into a Preferred Stock Purchase Agreement with Westover Investments L.P., a Delaware limited partnership, and Montrose Investments Ltd., a Cayman Islands corporation. Under that agreement, we issued and sold a total of 400 shares of our 5% Series A Preferred Stock with Conversion Features and warrants to purchase 75,000 shares of common stock for cash consideration of $4.0 million. Under the agreement, we also have the option to sell $2.0 million of 5% Series B Preferred Stock with Conversion Features to Westover Investments L.P. and Montrose Investments Ltd. commencing 180 days after January 29, 1999, subject to certain conditions contained in the Preferred Stock Purchase Agreement and the Certificate of Designation governing the Series A Preferred Stock with Conversion Features.

        During the first 120 days after the closing, the Series A Preferred Stock is convertible into common stock at an initial conversion price of $13.06 per share. Thereafter, the Series A Preferred Stock is convertible at a conversion price equal to the lesser of $13.06 or 101% of the average of the ten lowest closing bid prices of the common stock occurring in the 30 trading days preceding the particular conversion. During the first 90 days after the closing, the Series A Preferred Stock is convertible, at the option of the selling stockholders, without limit. The Series A Preferred Stock that has not been converted as of the end of the first 90 days after closing may be converted thereafter in 25% cumulative monthly increments. Dividends at the rate of 5% per annum on the Series A Preferred Stock may be paid quarterly in cash or, at our option, accrued and paid in common stock at the time of conversion. The certificate of designation governing the Series A Preferred Stock prohibits any holder thereof from converting shares of Series A Preferred Stock to the extent that such conversion would result in such holder beneficially owning in excess of 4.999% of the outstanding shares of Common Stock following such conversion. Such restriction may be waived by the holder of the Series A Preferred Stock as to itself upon not less than 75 days' notice to the Company. In no event can all 400 shares of Series A Preferred Stock be converted into more than 1,450,000 shares of common stock. Additional features of the preferred stock include, among other things, a redemption feature at the Company's option if the common stock trades below a floor or above a ceiling price. The Series B Preferred Stock will contain terms and conditions for conversion substantially identical to the Series A Preferred Stock, except that the fixed conversion price of the Series B Preferred Stock will be set at 125% of the average market value of the common stock for the fifteen trading days preceding the date of the second closing.

        In connection with the purchase of the Series A Preferred Stock, the investors also received warrants to purchase a total of 75,000 shares of common stock at an exercise price of $12.98 per share exercisable for a period of 5 years.


        Pursuant to a Registration Rights Agreement which we entered into with Westover Investments L.P. and Montrose Investments Ltd., we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they acquire upon the conversion of the Series A Preferred Stock or upon any exercise of the warrants. The sale of shares of common stock delivered as dividends on the Series A Preferred Stock, if any, is not covered by the registration statement of which this prospectus forms a part. The number of shares that we have registered is an estimate based upon the number of shares that would be issuable upon conversion assuming a conversion price equal to the conversion price that would have been applicable on April 12, 1999 without giving effect to the fixed initial conversion price of $13.06 per share, increased by a factor of 50% to cover potential downward movements in market price of the common stock.


                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS


        The following table sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders as of May 18, 1999. The number of shares of common stock listed as beneficially owned by each selling stockholder and potentially offered by this prospectus represents the number of shares of common stock issuable to such stockholder upon the exercise of a warrant and upon conversion of the shares of Series A Preferred Stock based on certain assumptions as to the conversion price which would be in effect at the time of a conversion. After May 29, 1999, the number of shares issuable upon conversion of the Series A Preferred Stock will fluctuate from time to time based on changes in the market price of the common stock and provisions in the formula for determining the conversion price. The certificate of designation governing the Series A Preferred Stock prohibits any holder thereof from converting shares of Series A Preferred Stock to the extent that such conversion would result in such holder beneficially owning in excess of 4.999% of the outstanding shares of Common Stock following such conversion. Such restriction may be waived by the holder of the Series A Preferred Stock as to itself upon not less than 75 days' notice to the Company. The cover page of this prospectus indicates that the selling stockholders may sell up to 800,569 shares of common stock. Such number is an estimate based upon the number of shares that would be issuable upon conversion assuming a conversion price equal to the conversion price that would have been applicable on April 12, 1999 without giving effect to the fixed initial conversion price of $13.06 per share, increased by a factor of 50% to cover potential downward movements in market price of the common stock. The number of shares stated on the cover page of this prospectus is not intended to constitute a prediction as to the future market price of the common stock or as to when selling stockholders will elect to convert their shares of Series A Preferred Stock. HBK Management L.L.C. ("HBK") has sole voting and investment power over the securities indicated as held by Montrose Investments Ltd. and by Westover Investments L.P. By reason of his control over HBK, Harlan B. Korenvaes is the beneficial owner of such securities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

                            Number of Shares                            Number of Shares
                             of Common Stock      Number of Shares       of Common Stock
                           Beneficially Owned      of Common Stock     Beneficially Owned
        Name               Before Offering(1)      Offered Hereby   Following the Offering(2)    % of Class
        ----               ------------------     ----------------  ------------------------     ----------
Montrose Investments Ltd.       277,573(2)            277,573                 0                     0%

Westover Investments L.P.       149,462(3)            149,462                 0                     0%

----------------
(1) Beginning April 29, 1999, Series A Preferred Stock that has not been previously converted may be converted thereafter in 25% cumulative monthly increments. The number of shares beneficially owned by each selling stockholder reflects shares of common stock which would be acquirable, subject to the 4.999% conversion limitation described above, upon a conversion by such selling stockholder within 60 days of the anticipated effectiveness of the registration statement of which this prospectus forms a part. Accordingly, the indicated number reflects as beneficially owned by the selling stockholders a number of shares issuable upon conversion of 75% of the outstanding shares of Series A Preferred Stock, assuming the conversion price is then equal to the conversion price which would have been applicable to a conversion on May 18, 1999, without giving effect to the fixed initial conversion price of $13.06 per share.

(2) Upon the completion of the offering and assuming the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus, the selling stockholders will not own any of our outstanding common stock.

(3) Includes 48,750 shares subject to a currently exercisable warrant held by Montrose Investments Ltd.

(4) Includes 26,250 shares subject to a currently exercisable warrant held by Westover Investments L.P.

                              PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately negotiated transactions;

        o       short sales;

        o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale; and

        o       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Upon the Company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

        The Company has advised the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered hereby.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for the Company by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

================================================================================






                         800,569 SHARES OF COMMON STOCK





                              NEOTHERAPEUTICS, INC.












                                   PROSPECTUS




                                  MAY ___, 1999


================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:


        Registration Fee...........................................  $ 1,893.52
        Accounting Fees and Expenses...............................  $ 5,000.00*
        Legal Fees and Expenses....................................  $20,000.00*
        Miscellaneous..............................................  $ 3,106.48*

               Total...............................................  $30,000.00*


--------------
*  Estimated

Item 15. Indemnification of Directors and Officers.

        The by-laws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, by-laws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16.  Exhibits.



        Exhibits            Description
        --------            -----------
          4.1         Certificate of Designation of 5% Series A Preferred Stock with
                      Conversion Features.(1)

          4.2         Preferred Stock Purchase Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments L.P. and Montrose Investments
                      Ltd.(1)

          4.3         Registration Rights Agreement dated as of January 29, 1999, by and among
                      Registrant, Westover Investments L.P. and Montrose Investments Ltd.(1)

          4.4         Form of Warrant issued by Registrant to Westover Investments L.P. and
                      Montrose Investments Ltd. dated as of January 29, 1999.(1)

          5.1         Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

         23.1         Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation
                      (Included in Exhibit 5).

         23.2         Consent of Arthur Andersen LLP.(3)

         24.1         Power of Attorney.(2)

--------------
(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated January 29, 1999.

(2) Previously filed as part of the signature page to this Registration
    Statement.


(3) Previously filed.


Item 17. Undertakings.

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of May, 1999.


                                            NEOTHERAPEUTICS, INC.

                                            By: /s/ Samuel Gulko
                                                --------------------------------
                                                    Samuel Gulko
                                                    Chief Financial Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                            Title                                 Date
         ---------                            -----                                 ----
/s/ Alvin J. Glasky, Ph.D.*              Chief Executive Officer,               May 19, 1999
------------------------------------     President and Director
Alvin J. Glasky, Ph.D.                   (principal executive officer)


/s/ Samuel Gulko                         Chief Financial Officer,               May 19, 1999
------------------------------------     Secretary, Treasurer and
Samuel Gulko                             Director (principal financial
                                         and accounting officer)


/s/ Mark J. Glasky*                      Director                               May 19, 1999
-----------------------------------
Mark J. Glasky


/s/ Frank M. Meeks*                      Director                               May 19, 1999
-----------------------------------
Frank M. Meeks


/s/ Paul H. Silverman, Ph.D., D.Sc.*     Director                               May 19, 1999
-----------------------------------
Paul H. Silverman, Ph.D., D.Sc.



/s/ Carol O'Cleireacain, Ph.D.*          Director                               May 19, 1999
-----------------------------------
Carol O'Cleireacain, Ph.D.



/s/ Eric L. Nelson, Ph.D.*               Director                               May 19, 1999
-----------------------------------
Eric L. Nelson, Ph.D.



/s/ Stephen Runnels*                     Director                               May 19, 1999
-----------------------------------
Stephen Runnels



/s/ Joseph Rubinfeld, Ph.D.*             Director                               May 19, 1999
-----------------------------------
Joseph Rubinfeld, Ph.D.


*By:  /s/ Samuel Gulko
-----------------------------------
Samuel Gulko, Attorney-In-Fact

                                  EXHIBIT INDEX


        Exhibits            Description
        --------            -----------
          4.1         Certificate of Designation of 5% Series A Preferred Stock with
                      Conversion Features.(1)

          4.2         Preferred Stock Purchase Agreement dated as of January 29, 1999, by and among Registrant, Westover Investments L.P. and Montrose Investments
                      Ltd.(1)

          4.3         Registration Rights Agreement dated as of January 29, 1999, by and among
                      Registrant, Westover Investments L.P. and Montrose Investments Ltd.(1)

          4.4         Form of Warrant issued by Registrant to Westover Investments L.P. and
                      Montrose Investments Ltd. dated as of January 29, 1999.(1)

          5.1         Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

         23.1         Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation
                      (Included in Exhibit 5.1)

         23.2         Consent of Arthur Andersen LLP.(3)

         24.1         Power of Attorney.(2)


---------------
(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K dated January 29, 1999.

(2) Previously filed as part of the signature page to this Registration
    Statement.

(3) Previously filed.